Filed Pursuant to Rule 433

Registration Statement No. 333-155481

January 7, 2009

Republic of the Philippines

US$1,500,000,000 8.375% Global Bonds due 2019

Final Term Sheet

Issuer	Republic of the Philippines
Issue currency	US$
Amount issued	US$ 1,500,000,000
Security type	Senior Unsecured Bonds
Coupon	8.375%
Coupon dates	June 17 and December 17
Maturity date	June 17, 2019
CUSIP	718286 BE6
Price to public	99.158%
Proceeds, before fees and expenses	US$ 1,487,370,000
Settlement date	January 14, 2009
Reference benchmark	3.750% UST due November 2018
Benchmark yield	2.501%
Re-offer spread over benchmark	599.90 bps
Re-offer yield	8.500%
Denominations	US$100k/1k
Day count	30/360
Joint Bookrunners	Credit Suisse, Deutsche Bank, HSBC

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse toll-free at 1-800-221-1037 or Deutsche Bank toll-free at 1-800-50304611 or HSBC toll-free at 1-866-811-8049.

The prospectus can be accessed through the following link:

http://www.sec.gov/Archives/edgar/data/1030717/000119312509002082/d424b3.htm